Exhibit 99.1

GAP INC. REPORTS SECOND QUARTER EARNINGS

Company Reports Net Sales Increase of 2 Percent and

Re-affirms Full Year EPS Guidance

SAN FRANCISCO – August 18, 2011 – Gap Inc. (NYSE:GPS) today reported that net sales for the second quarter of fiscal year 2011, which ended July 30, 2011, increased 2 percent to $3.39 billion compared with $3.32 billion for the second quarter last year. Net income decreased 19 percent to $189 million compared with $234 million for the second quarter last year. Second quarter diluted earnings per share was $0.35 compared with $0.36 last year.

“Despite a difficult quarter, we still delivered a net sales improvement and I continue to believe we have far greater opportunities than challenges ahead of us,” said Glenn Murphy, chairman and chief executive officer of Gap Inc. “Every brand, division, and geography is focused on what matters most – delivering consistent, great product and more effective marketing in order to drive higher levels of performance.”

In the second quarter, the company continued to focus on its goals for fiscal year 2011, including growing top line sales, maintaining strong expense discipline, investing in long-term growth, and returning cash to shareholders.

Second Quarter Financial and Business Highlights

•	Net sales increased 2 percent to $3.39 billion compared with last year.

•	Net sales for the Gap Inc. Direct division increased 20 percent to $309 million compared with last year.

•	Operating expenses were flat to last year and decreased 50 basis points as a percentage of net sales.

•	Returned $880 million to shareholders, with $820 million in share repurchases and $60 million in dividends, underscoring the company’s continued commitment to return cash to shareholders.

•	Opened 300th redesigned Old Navy store, focused on improving customer shopping experiences and part of the brand’s ongoing strategy to improve top line sales performance.

•

Announced plans to expand Athleta stores to the New York, Los Angeles, Washington D.C., Minneapolis, and Philadelphia markets. Athleta last week opened its doors in Manhattan’s Upper East and Upper West Side neighborhoods.

•

Opened first Gap flagship store in Rome, introduced its outlet concept in Italy, and further expanded its outlet business for both Gap and Banana Republic in Japan. The company last week opened its third Gap store in Shanghai, bringing the total to six stores in China.

•	Opened new franchise stores in Egypt and Ukraine and announced new agreements to introduce stores to Serbia and Morocco.

•

Announced product and marketing collaborations including the GapKids and babyGap collection created by American fashion icon Diane von Furstenberg for Spring 2012 and Banana Republic’s “Mad Men” series-inspired collection.

Second Quarter Comparable Sales Results

The company’s second quarter comparable sales, which include associated comparable online sales, were down 2 percent compared with a 1 percent increase in the second quarter last year. For the second quarter of fiscal year 2011, online sales positively impacted comparable sales for Gap Inc. by 2 percentage points.

Comparable sales for the second quarter of fiscal year 2011, including the associated comparable online sales, were as follows:

•	Gap North America: negative 3 percent versus negative 3 percent last year

•	Banana Republic North America: negative 2 percent versus positive 4 percent last year

•	Old Navy North America: flat versus positive 2 percent last year

•	International: negative 4 percent versus positive 3 percent last year

Second Quarter Net Sales Results

The following tables represent the company’s second quarter net sales:

($ in millions) Quarter Ended July 30, 2011	Gap	Old Navy	Banana Republic	Other (3)	Total
U.S. (1)	$734	$1,133	$489	$—	$2,356
Canada	76	95	43	—	214
Europe	169	—	13	16	198
Asia	226	—	35	19	280
Other regions	—	—	—	29	29

Total Stores reportable segment	1,205	1,228	580	64	3,077
Direct reportable segment (2)	77	122	37	73	309

Total	$1,282	$1,350	$617	$137	$3,386

($ in millions) Quarter Ended July 31, 2010	Gap	Old Navy	Banana Republic	Other (3)	Total
U.S. (1)	$776	$1,145	$496	$—	$2,417
Canada	72	101	43	—	216
Europe	152	—	8	8	168
Asia	195	—	29	14	238
Other regions	—	—	—	20	20

Total Stores reportable segment	1,195	1,246	576	42	3,059
Direct reportable segment (2)	64	103	30	61	258

Total	$1,259	$1,349	$606	$103	$3,317

(1)	U.S. includes the United States and Puerto Rico.
(2)	In July 2010, the company began selling products online to customers in select countries outside the U.S. using a U.S.-based third party that provides logistics and fulfillment services. In August 2010, the company began selling products online to customers in select countries outside the U.S. utilizing its own logistics and fulfillment capabilities.
(3)	Other includes our wholesale business, franchise business, Piperlime, and Athleta.

Additional Results and 2011 Outlook

Earnings per Share

The company reaffirmed its guidance for fiscal year 2011 diluted earnings per share of $1.40 to $1.50.

Depreciation and Amortization

The company continues to expect depreciation and amortization expense, net of amortization of lease incentives, for fiscal year 2011 to be about $550 million.

Operating Expenses

The company continued to manage costs tightly in the second quarter of fiscal year 2011. Second quarter operating expenses were $917 million, which was flat to last year. Marketing expenses for the quarter were $114 million, up $13 million compared with last year, driven primarily by Old Navy and the company’s online businesses. As a percentage of net sales, operating expenses leveraged 50 basis points.

Effective Tax Rate

The effective tax rate was 39.6 percent for the second quarter of fiscal year 2011. The company continues to expect that the effective tax rate will be about 39 percent for fiscal year 2011.

Inventory

The company reported that inventory dollars per store were up 5 percent at the end of the second quarter of fiscal year 2011 compared with the second quarter of last year, in line with guidance. As stated earlier this month, the company implemented improvements during the second quarter that enhanced the precision of estimating in-transit inventory. This change did not have any impact to the company’s income statement.

The company expects inventory units per store to be down in the third quarter. However, the company expects inventory dollars per store at the end of the third quarter to be up in the high single digits compared with the third quarter of last year, driven primarily by product cost increases.

Please see the Financials section under the Investors tab on www.gapinc.com for the company’s explanation of numerical range guidance.

Cash and Cash Equivalents and Short-term Investments

The company ended the second quarter of fiscal year 2011 with $2.2 billion in cash and cash equivalents and short-term investments. Year to date, free cash flow, defined as net cash provided by operating activities less purchases of property and equipment, was an inflow of $298 million compared with an inflow of $292 million last year. Please see the reconciliation of free cash flow, a non-GAAP financial measure, from the GAAP financial measure in the tables at the end of this press release.

Share Repurchases

During the first half of fiscal year 2011, the company repurchased about 67 million shares for $1.4 billion. At the end of the second quarter of fiscal year 2011, the company had $671 million remaining on its current $2 billion share repurchase authorization.

Dividends

The company paid a dividend of $0.1125 per share during the second quarter of fiscal year 2011, which was an increase of 13 percent compared with last year.

Capital Expenditures

Year to date, capital expenditures were $261 million. The company continues to expect fiscal year 2011 capital spending of about $575 million.

Real Estate

During the second quarter of fiscal year 2011, the company opened 31 store locations and closed 28 store locations.

The company ended the second quarter of fiscal year 2011 with 3,248 store locations in 34 countries, including 195 franchise stores. Net square footage of company-operated stores decreased 2 percent to 37.7 million compared with last year.

The company continues to expect net openings of about 75 stores, including franchise stores, during fiscal year 2011. Full year net square footage for company-operated stores is expected to decrease by about 2 percent for fiscal year 2011.

	Quarter Ended July 30, 2011
	Store Locations Beginning of Q2	Store Locations Opened	Store Locations Closed	Store Locations End of Q2	Square Feet (millions)
Gap North America	1,104	6	19	1,091	11.1
Gap Europe	184	4	2	186	1.6
Gap Asia	138	2	—	140	1.3
Old Navy North America	1,021	6	5	1,022	18.5
Banana Republic North America	576	3	1	578	4.9
Banana Republic Asia	28	—	—	28	0.2
Banana Republic Europe	7	—	—	7	0.1
Athleta North America	1	—	—	1	—

Total company-operated stores	3,059	21	27	3,053	37.7
Franchise	186	10	1	195	N/A

Total	3,245	31	28	3,248	37.7

Webcast and Conference Call Information

Katrina O’Connell, vice president of Corporate Finance and Investor Relations at Gap Inc., will host a summary of the company’s second quarter fiscal year 2011 results during a live conference call and real-time webcast at approximately 5 p.m. Eastern Time today. Ms. O’Connell will be joined by Glenn Murphy, Gap Inc. chairman and chief executive officer, and Sabrina Simmons, Gap Inc. chief financial officer.

To access the conference call, please dial (800) 374-1731, or (706) 679-5876 for international callers. The webcast is located on the Financial News and Events page of the Investors section at www.gapinc.com. A replay of this event will be available on www.gapinc.com.

August Sales

The company will report August sales on September 1, 2011.

Forward-Looking Statements

This press release and related conference call and webcast contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding the following:

•	greater opportunities than challenges ahead;

•	driving higher levels of performance;

•	growing top line sales;

•	maintaining strong expense discipline;

•	investing in long-term growth;

•	returning cash to shareholders;

•	international expansion, including stores in China and Italy, franchise stores, global outlet, and online;

•	Athleta and Piperlime expansion;

•	earnings per share for fiscal year 2011;

•	depreciation and amortization for fiscal year 2011;

•	effective tax rate for fiscal year 2011;

•	inventory units and dollars per store at the end of the third quarter of fiscal year 2011;

•	capital expenditures for fiscal year 2011;

•	store openings and closings for fiscal year 2011;

•	real estate square footage for fiscal year 2011;

•	growing the store base internationally;

•	reducing North America square footage;

•	back half average unit costs, average unit retail, and unit sales; and

•	significant pressure on margins.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following:

•	the risk that additional information may arise during the company’s close process or as a result of subsequent events that would require the company to make adjustments to the financial information;

•	the risk that changes in general economic conditions or consumer spending patterns will have a negative impact on the company’s financial performance or strategies;

•	the highly competitive nature of the company’s business in the United States and internationally;

•	the risk that the company will be unsuccessful in gauging fashion trends and changing consumer preferences;

•	the risk that the company’s efforts to expand internationally may not be successful and could impair the value of its brands;

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the risk that trade matters, sourcing costs, events causing disruptions in product shipments from China and other foreign countries, or an inability to secure sufficient manufacturing capacity may disrupt the company’s supply chain or operations, or impact its financial results;

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the risk that the impacts of the March 2011 earthquake, tsunami and nuclear crisis in Japan, including damage to stores and infrastructure, and reduced consumer spending, will have adverse effects on the company’s business, financial position and strategies;

•	the risk that the company’s franchisees will be unable to successfully open, operate, and grow the company’s franchised stores;

•	the risk that the company will be unsuccessful in identifying, negotiating, and securing new store locations and renewing or modifying leases for existing store locations effectively;

•	the risk that comparable sales and margins will experience fluctuations;

•	the risk that the company will be unsuccessful in implementing its strategic, operating and people initiatives;

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the risk that changes in the company’s credit profile or deterioration in market conditions may limit its access to the capital markets and adversely impact its financial results and its ability to service its debt while maintaining other initiatives;

•	the risk that updates or changes to the company’s information technology (“IT”) systems may disrupt its operations;

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the risk that acts or omissions by the company’s third-party vendors, including a failure to comply with the company’s code of vendor conduct, could have a negative impact on its reputation or operations;

•	the risk that the company does not repurchase some or all of the shares it anticipates purchasing pursuant to its repurchase program;

•	the risk that the adoption of new accounting pronouncements will impact future results;

•	the risk that changes in the regulatory or administrative landscape could adversely affect the company’s financial condition, strategies, and results of operations; and

•	the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits.

Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2011, as well as the company’s most recent Quarterly Report on Form 10-Q.

These forward-looking statements are based on information as of August 18, 2011. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.

Gap Inc. is a leading global specialty retailer offering clothing, accessories, and personal care products for men, women, children, and babies under the Gap, Banana Republic, Old Navy, Piperlime, and Athleta brands. Fiscal year 2010 net sales were $14.7 billion. Gap Inc. products are available for purchase in over 90 countries worldwide through about 3,100 company-operated stores, about 200 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:

Mike Jenkins

(415) 427-4454

investor_relations@gap.com

Media Relations Contact:

Emily Russel

(415) 427-6230

press@gap.com

The Gap, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

($ in millions)	July 30, 2011	July 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$2,104	$1,353
Short-term investments	75	350
Merchandise inventory	1,750	1,632
Other current assets	752	718

Total current assets	4,681	4,053
Property and equipment, net	2,560	2,565
Other long-term assets	565	690

Total assets	$7,806	$7,308

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt	$40	$—
Accounts payable	1,161	1,141
Accrued expenses and other current liabilities	955	872
Income taxes payable	2	16

Total current liabilities	2,158	2,029

Long-term liabilities:
Long-term debt	1,606	—
Lease incentives and other long-term liabilities	918	952

Total long-term liabilities	2,524	952

Total stockholders' equity	3,124	4,327

Total liabilities and stockholders' equity	$7,806	$7,308

The Gap, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

UNAUDITED

	13 Weeks Ended		26 Weeks Ended
($ and shares in millions except per share amounts)	July 30, 2011	July 31, 2010	July 30, 2011	July 31, 2010
Net sales	$3,386	$3,317	$6,681	$6,646
Cost of goods sold and occupancy expenses	2,135	2,003	4,126	3,931

Gross profit	1,251	1,314	2,555	2,715
Operating expenses	917	917	1,835	1,844

Operating income	334	397	720	871
Interest, net	21	(1)	26	(12)

Income before income taxes	313	398	694	883
Income taxes	124	164	272	347

Net income	$189	$234	$422	$536

Weighted-average number of shares - basic	542	646	562	657
Weighted-average number of shares - diluted	545	651	567	663

Earnings per share - basic	$0.35	$0.36	$0.75	$0.82
Earnings per share - diluted	$0.35	$0.36	$0.74	$0.81

The Gap, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

UNAUDITED

	26 Weeks Ended
($ in millions)	July 30, 2011	July 31, 2010
Cash flows from operating activities:
Net income	$422	$536
Depreciation and amortization (a)	255	289
Change in merchandise inventory	(115)	(150)
Other, net	(3)	(135)

Net cash provided by operating activities	559	540

Cash flows from investing activities:
Purchases of property and equipment	(261)	(248)
Purchases of short-term investments	(50)	(400)
Maturities of short-term investments	75	275
Change in restricted cash	1	(4)
Change in other long-term assets	(4)	(1)

Net cash used for investing activities	(239)	(378)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	1,646	—
Payments of long-term debt issuance costs	(11)	—
Proceeds from share-based compensation, net of withholding tax payments	40	54
Repurchases of common stock	(1,360)	(1,098)
Excess tax benefit from exercise of stock options and vesting of stock units	11	9
Cash dividends paid	(126)	(130)

Net cash provided by (used for) financing activities	200	(1,165)

Effect of foreign exchange rate fluctuations on cash	23	8

Net increase (decrease) in cash and cash equivalents	543	(995)
Cash and cash equivalents at beginning of period	1,561	2,348

Cash and cash equivalents at end of period	$2,104	$1,353

(a)	Depreciation and amortization is net of amortization of lease incentives.

The Gap, Inc.

SEC REGULATION G

UNAUDITED

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	26 Weeks Ended
($ in millions)	July 30, 2011	July 31, 2010
Net cash provided by operating activities	$559	$540
Less: purchases of property and equipment	(261)	(248)

Free cash flow (a)	$298	$292

(a)	Free cash flow is a non-GAAP financial measure. We believe free cash flow is an important metric because it represents a measure of how much cash a company has available for discretionary and non-discretionary items after the deduction of capital expenditures, as we require regular capital expenditures to build and maintain stores and purchase new equipment to improve our business. We use this metric internally, as we believe our sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.